UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of principal executive offices)	(Zip Code)

(406) 791-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2013, the Board of Directors (the “Board”), of Gas Natural Inc. (the “Company”), voted to expand the size of the Board from seven to eight and to appoint Richard K. Greaves (“Mr. Greaves”) to fill the resulting vacancy.

Mr. Greaves, 42, is a Certified Public Accountant and has been in private practice since 2011 providing accounting, tax preparation, tax planning and business consulting services to individuals and corporations. Mr. Greaves is also President and Chief Financial Officer of RGP LLC, a firm specializing in acquiring, rehabilitating and leasing residential real estate in Lake and Cuyahoga County, Ohio. Mr. Greaves joined Ernst & Young LLP in Cleveland, Ohio in 1993, where he served as a partner from 2008 to 2011, focusing on accounting and financial reporting for both private and public companies in the manufacturing, consumer products and distribution industries. Mr. Greaves is a member of the American Institute of Certified Public Accountants and Ohio Society of CPA’s. In 2011, Mr. Greaves paid a fine and served a brief jail term after he pled guilty to a charge of simple assault, a misdemeanor of the first degree. Mr. Greaves’ substantial experience in accounting, finance and SEC rules and regulations is highly beneficial to the Company.

The Board has determined and confirmed that Mr. Greaves does not have a material relationship with the Company that would interfere with the exercise of independent judgment and is independent pursuant to applicable laws and regulations and the listing standards of the NYSE MKT. Mr. Greaves serves on the compensation committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith

Name:	Thomas J. Smith
Title:	Chief Financial Officer

Dated: August 6, 2013